Exhibit 99.1

FOR IMMEDIATE RELEASE July 25, 2011

Contact Information Below

CORELOGIC® NAMES FRANK MARTELL AS CFO

SANTA ANA, Calif., July 25, 2011––CoreLogic (NYSE: CLGX), a leading provider of information, analytics and business services, today announced the appointment of Frank D. Martell as its new chief financial officer (CFO) effective August 29, 2011.

Martell, 51, joins CoreLogic with more than 25 years experience, including public company CFO, chief operating officer and general management positions in the marketing and business information industries. Most recently, Martell was president and chief executive officer of the Western Institutional Review Board (WIRB), a global provider of ethical and regulatory assessments and oversight of clinical trials undertaken by major academic institutions and medical centers as well as pharmaceutical, biotechnology and medical device companies. Prior to WIRB, he was executive vice president and CFO of Advantage Sales and Marketing and, before that, executive vice president and CFO of Information Services Group, a leading, technology insights, market intelligence and sourcing advisory company. His experience also includes 11 years at ACNielsen where he attained the position of chief operating officer and 15 years in a variety of financial leadership roles at the General Electric Company. Martell graduated with a B.S. degree in accounting from Villanova University.

“Frank Martell’s business insight, combined with his extensive CFO, operations and general management experience at outstanding organizations such as GE and ACNielsen, make him an excellent addition to our executive leadership group. I am confident that Frank will help drive our growth strategies and be an integral part of our success in the future.” said Anand Nallathambi, president and chief executive officer of CoreLogic.

“I look forward to working in partnership with Anand and the leadership team to expand all of the CoreLogic information services and analytics businesses. I am excited to be part of the CoreLogic team as the company grows in the years ahead,” Martell noted.

Martell will oversee global accounting, financial planning and analysis, tax, treasury, real estate, procurement and administration for CoreLogic and will be based in Santa Ana, California.

About CoreLogic

CoreLogic (NYSE: CLGX) is a leading provider of consumer, financial and property information, analytics and services to business and government. The company combines public, contributory and proprietary data to develop predictive decision analytics and provide business services that bring dynamic insight and transparency to the markets it serves. CoreLogic has built the largest and most comprehensive U.S. real estate, mortgage application, fraud, and loan performance databases and is a recognized leading provider of mortgage and automotive credit reporting, property tax, valuation, flood determination, and geospatial analytics and services. More than one million users rely on CoreLogic to assess risk, support underwriting, investment and marketing decisions, prevent fraud, and improve business performance in their daily operations. The company, headquartered in Santa Ana, Calif., has more than 10,000 employees globally with 2010 revenues of $1.6 billion. For more information visit www.corelogic.com.

CoreLogic is a registered trademark of CoreLogic.

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Media Contact:	Investor Contact:
Alyson Austin	Dan Smith
Corporate Communications	Investor Relations
714-250-6180	703-610-5410
newsmedia@corelogic.com	investor@corelogic.com